Exhibit (d)(19)

BRINKER CAPITAL DESTINATIONS TRUST

INVESTMENT SUB-ADVISORY AGREEMENT

INVESTMENT SUB-ADVISORY AGREEMENT (the “Agreement”), effective as of the 24th day of September, 2020, between Brinker Capital Investments, LLC, a limited liability company organized and existing under the laws of the State of Nebraska (the “Adviser”), and T. Rowe Price Associates, Inc. (the “Sub-Adviser”), a corporation organized and existing under the laws of the State of Maryland.

WHEREAS, the Adviser has entered into an Investment Advisory Agreement dated as of September 24, 2020 (the “Advisory Agreement”) with Brinker Capital Destinations Trust, a Delaware statutory trust (the “Trust”), which is engaged in business as an open-end management investment company registered under the Investment Company Act of 1940, as amended, (the “1940 Act”);

WHEREAS, the Trust is and will continue to be a series Trust having two or more investment funds, each with its own assets, investment objectives, policies and restrictions (each a “Fund”);

WHEREAS, the Adviser is engaged principally in the business of rendering investment advisory services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended, (the “Advisers Act”);

WHEREAS, Brinker Capital, Inc., the predecessor to the Adviser, previously entered into a sub-advisory agreement with the Sub-Adviser originally dated as of January 18, 2017 to assist it in the provision of a continuous investment program for one or more Funds, and the Adviser, having undergone a corporate transaction that has resulted in a change in control, now wishes to continue to retain the services of the Sub-Adviser to assist it in the provision of a continuous investment program for the Fund(s) listed on Schedule A which the Adviser may from time to time assign to the Sub-Adviser (the “Allocated Assets”) and the Sub-Adviser is willing to furnish such services; and

NOW, THEREFORE, in consideration of the premises and mutual promises herein set forth, the parties hereto agree as follows:

1. APPOINTMENT. Adviser hereby retains the Sub-Adviser to act as a sub-adviser for and to manage the Allocated Assets for the period and on the terms set forth in this Agreement. The Sub-Adviser accepts such engagement and agrees to render the services herein set forth, for the compensation herein provided.

2. DUTIES OF THE SUB-ADVISER.

A. INVESTMENT ADVISORY SERVICES. Subject to the supervision of the Trust’s Board of Trustees (the “Board”) and the Adviser, the Sub-Adviser shall manage the investments of the Allocated Assets in accordance with each Fund’s investment objective, policies, and restrictions as provided in the Trust’s Prospectus and Statement of Additional Information, as currently in effect and as amended or supplemented from time to time (hereinafter referred to as the “Registration Statement”), and in compliance with the requirements applicable to registered investment companies under applicable laws and those requirements applicable to regulated investment companies under Subchapter M of the Internal Revenue Code of 1986, as amended (“Code”) and such other limitations as the Adviser may institute which shall be provided in writing to Sub-Adviser prior to institution. The Sub-Adviser shall (a) make investment decisions for the Allocated Assets; (b) place purchase and sale orders for portfolio transactions for the Allocated Assets; and (c) employ professional portfolio managers and securities analysts to provide research services to the Allocated Assets. In providing these services, the Sub-Adviser will conduct a continual program of investment, evaluation and, if appropriate, sale and reinvestment of the Allocated Assets. The Adviser agrees to deliver to the Sub-Adviser any amendments or supplements to the Trust’s Registration Statement that contain changes that pertain to the Sub-Adviser prior to the effectiveness thereof for review in accordance with provisions in Section K of the agreement, and the Adviser acknowledges that the Sub-Adviser reserves the right to terminate its engagement hereunder upon written notice in the event the Sub-Adviser reasonably believes it can no longer manage the investments of the Allocated Assets in accordance with each Fund’s investment objective, policies and restrictions as provided therein.

B. SUB-ADVISER UNDERTAKINGS. In all matters relating to the performance of this Agreement, the Sub-Adviser shall act in conformity with the Trust’s Agreement and Declaration of Trust dated October 12, 2016, as amended from time to time (the “Declaration of Trust”) and Registration Statement and with the written instructions and directions of the Board and the Adviser. The Sub-Adviser hereby agrees to:

(i)	regularly report to the Board and the Adviser (in such form and frequency as the Adviser and the Sub-Adviser mutually agree) with respect to the implementation of the investment program, compliance of the Allocated Assets with the Registration Statement, the 1940 Act and the Code, and on other topics as may reasonably be requested by the Board or the Adviser, including attendance at Board meetings, as reasonably requested, to present such reports to the Board;

(ii)	upon request, consult with the Trust’s pricing agent regarding the valuation of securities that are not registered for public sale, not traded on any securities markets, or otherwise may require fair valuation;

(iii)	upon request, provide, subject to any obligations or undertakings reasonably necessary to maintain the confidentiality of the Sub-Adviser’s or its client’s non-public information, certain information (as mutually agreed upon by the Adviser and the Sub-Adviser) about the composite of accounts that have investment objectives, policies, and strategies substantially similar to those employed by the Sub-Adviser in managing the Allocated Assets; and

(iv)	review schedules of investment holdings of the Allocated Assets periodically provided to the Sub-Adviser by the Adviser and promptly confirm to the Adviser the consistency of the Sub-Adviser’s records with such schedules.

C. The Sub-Adviser is not required to execute foreign currency trades through the custodian but may, in its sole discretion and in accordance with its fiduciary duty, select the custodian or counterparties for the execution of foreign currency transactions.

D. CFTC. In the event the Funds(s) engages in trading certain derivative contracts subject to CFTC regulation, the Adviser represents that, with respect to the Fund(s): (a) pursuant to Commodity Futures Trading Commission Rule 4.5 ("Rule 4.5"), the Adviser has policies and procedures in place that are reasonably designed to limit and monitor the investments of the Funds such that neither the Adviser nor any other party is required to be registered as a “commodity pool operator” under the Commodity Exchange Act; (b) a notice of eligibility claiming exclusion from registration has been filed in accordance with Rule 4.5; and (c) during the term of this Agreement, the Adviser will have policies and procedures in place that are reasonably designed to ensure that all requirements necessary in order to claim an exclusion from registration under Rule 4.5 are satisfied. The Adviser represents that, with respect to the Fund(s), it is exempt from registration as a commodity trading adviser or will notify the Sub-Adviser if the Adviser determines to register with respect to the Fund(s).

E. EXPENSES. The Sub-Adviser will bear all of its expenses in connection with the performance of its services under this Agreement, except as otherwise provided in paragraph F below. All other expenses to be incurred in the operation of each Fund will be borne by the Trust, except to the extent specifically assumed by the Sub-Adviser. The expenses to be borne by the Trust include, without limitation, the following: organizational costs, taxes, interest, brokerage fees and commissions, Trustees’ fees, Securities and Exchange Commission (the “SEC”) fees and state Blue Sky qualification fees, advisory fees, charges of custodians, transfer and dividend disbursing agents’ fees, certain insurance premiums, industry association fees, outside auditing and legal expenses, costs of independent pricing services, costs of maintaining existence, costs attributable to investor services (including, without limitation, telephone and personnel expenses), costs of preparing and printing prospectuses and statements of additional information for regulatory purposes and for distribution to existing shareholders, costs of shareholders’ reports and meetings, and any extraordinary expenses.

F. BROKERAGE. The Sub-Adviser will select brokers and dealers to effect all orders for the purchase and sale of Allocated Assets. In selecting brokers or dealers to execute transactions on behalf of the Allocated Assets of each Fund, the Sub-Adviser will use its best efforts to seek the best overall terms available under the circumstances.

In assessing the best overall terms available for any transaction, the Sub-Adviser will consider factors it deems relevant, including, without limitation, the breadth of the market in the security or commodity interest, the price of the security or commodity interest, the financial condition and execution capability of the broker or dealer and the reasonableness of the commission, if any, for the specific transaction and on a continuing basis. In selecting brokers or dealers to execute a particular transaction, and in evaluating the best overall terms available under the circumstances, the Sub-Adviser is authorized to consider the brokerage and research services (within the meaning of Section 28(e) of the Securities Exchange Act of 1934, as amended) provided to each Fund and/or other accounts over which the Sub-Adviser exercises investment discretion. Except as permitted by Rule 17a-10 under the 1940 Act, the Sub-Adviser will not engage in principal transactions with respect to the Allocated Assets with any broker-dealer affiliated with the Adviser or with any other adviser to each Fund, and will engage in agency transactions with respect to the Allocated Assets with such affiliated broker-dealers only in accordance with all applicable rules and regulations. The Sub-Adviser will provide to the Adviser a list of its affiliated broker-dealers, as such may be amended from time to time. The Adviser will provide to the Sub-Adviser a list of its affiliated broker-dealers and of those of each other adviser to each Fund.

With respect to any investments, including but not limited to repurchase and reverse repurchase agreements, derivatives contracts, futures contracts, International Swaps and Derivatives Association, Inc. ("ISDA") Master Agreements, and options on futures contracts, which are permitted to be made by the Sub-Adviser in accordance with this Agreement and the investment objectives and strategies of the Fund(s), as outlined in the Registration Statement for the Fund(s), the Adviser hereby authorizes and directs the Sub-Adviser to do and perform every act and thing whatsoever necessary or incidental in performing its duties and obligations under this Agreement including, but not limited to, executing as agent, on behalf of the Trust and Fund(s), brokerage agreements and other documents to establish, operate and conduct all brokerage, collateral or other trading accounts, and executing as agent, on behalf of the Trust and the Allocated Assets, such agreements and other documentation as may be required for the purchase or sale, assignment, transfer and ownership of any permitted investment, including limited partnership agreements, repurchase and derivative master agreements, including any schedules and annexes to such agreements, releases, consents, elections and confirmations. The Sub-Adviser also is hereby authorized to instruct the Fund custodian with respect to any collateral management activities in connection with any derivatives transactions. The Adviser acknowledges and understands that, with respect to the Allocated Assets, the Fund or the Adviser will be bound by any such trading accounts established, and agreements and other documentation executed, by the Sub-Adviser for such investment purposes and agrees to provide the Sub-Adviser with tax information, governing documents, legal opinions and other information concerning the Fund(s) necessary to complete such agreements and other documentation. For the avoidance of doubt, the Adviser can at any time revoke this grant of authority in accordance with Section 13 of this Agreement and require its prior written consent to any particular such agreement or other action.

The authority shall include, without limitation the authority on behalf of and in the name of the Fund(s) to execute:

(i) documentation relating to private placements and bank debt (including Loan Syndications and Trading Association and Loan Market Association documentation);

(ii) waivers, consents, amendments or other modifications relating to investments; and

(iii) purchase agreements, sales agreements, commitment letters, pricing letters, registration rights agreements, indemnities and contributions, escrow agreements and other investment related agreements.

G. AGGREGATION OF ORDERS. On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Allocated Assets as well as other clients of the Sub-Adviser, the Sub-Adviser may to the extent permitted by applicable laws and regulations, but shall be under no obligation to, aggregate the orders for securities to be purchased or sold. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner the Sub-Adviser considers to be the most equitable and consistent with its fiduciary obligations to each Fund and to its other clients. The Adviser recognizes that, in some cases, the Sub-Adviser’s allocation procedure may limit the size of the position that may be acquired or sold for the Allocated Assets.

H. BOOKS AND RECORDS. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Adviser hereby agrees that all records which it maintains for the Allocated Assets of each Fund are the property of the Trust and further agrees to surrender promptly to the Trust copies of any of such records upon each Fund’s or the Adviser’s request, provided, however, that the Sub-Adviser may retain copies of any records to the extent required for it to comply with applicable laws. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records relating to its activities hereunder required to be maintained by Rule 31a-1 under the 1940 Act and to preserve the records relating to its activities hereunder required by Rule 204-2 under the Advisers Act for the period specified in said Rule. Notwithstanding the foregoing, the Sub-Adviser has no responsibility for the maintenance of the records of each Fund, except for those related to the Allocated Assets.

I. SUB-ADVISER COMPLIANCE RESPONSIBILITIES. The Sub-Adviser and the Adviser acknowledge that the Sub-Adviser is not the compliance agent for each Fund, and does not have access to all of the Trust’s books and records necessary to perform certain compliance testing. However, to the extent that the Sub-Adviser has agreed to perform the services specified in this Agreement, the Sub-Adviser shall perform compliance testing of such services with respect to the Allocated Assets based upon information in its possession and upon information and written instructions received from the Adviser or the Trust’s Administrator and shall not be held in breach of this Agreement so long as it performs in accordance with such information and instructions. Specifically, the Sub-Adviser shall not be responsible for each Fund being in violation of any applicable law or regulation or investment policy or restriction applicable to each Fund as a whole or for each Fund’s failure to qualify as a regulated investment company under the Code if the securities and other holdings of the Allocated Assets would not be in such violation or failing to so qualify if the Allocated Assets were deemed a separate series of the Trust or a separate regulated investment company under the Code. The Adviser or Trust’s Administrator shall promptly provide the Sub-Adviser with copies of the Trust’s Declaration of Trust, Amended and Restated By-Laws, Registration Statement and any written policies or procedures adopted by the Board applicable to the Allocated Assets and any amendments or revisions thereto. The Sub-Adviser shall supply such reports or other documentation (mutually agreed upon by the Adviser and the Sub-Adviser) as reasonably requested from time to time by the Adviser to evidence the Sub-Adviser’s compliance with such Registration Statement, policies or procedures.

J. PROXY VOTING. The Sub-Adviser shall use its good faith judgment in a manner which it reasonably believes best serves the economic interests of each Fund’s shareholders to vote or abstain from voting all proxies solicited by or with respect to the issuers of securities in the Allocated Assets. The Adviser shall cause to be forwarded to the Sub-Adviser or its designee all proxy solicitation materials that the Adviser receives. The Sub-Adviser agrees that it has adopted written proxy voting procedures that comply with the requirements of the 1940 Act and Advisers Act. The Sub-Adviser further agrees that it will provide the Board, as the Board may reasonably request, with a written report of the proxies voted during the most recent 12-month period or such other period as the Board may designate, in a format reasonably acceptable to the Board. Upon reasonable request, the Sub-Adviser shall provide the Adviser with all proxy voting records relating to the Allocated Assets, including but not limited to those required by Form N-PX. The Sub-Adviser will also provide an annual certification, in a form reasonably acceptable to the Adviser, attesting, to the best of the Sub-Adviser’s knowledge, to the accuracy and completeness of such proxy voting records.

K. USE OF NAMES. The Sub-Adviser shall not use the name, trademarks, service mark, logo, insignia, or other identifying mark of the Trust or the Adviser or any of their affiliates or any derivative thereof, or disclose information related to the business of the Adviser or any of its affiliates in material relating to the Sub-Adviser in any manner not approved prior thereto by the Adviser; provided, however, that the Adviser hereby approves of all uses of its or the Trust’s name and that of their affiliates which merely refer in accurate terms to the appointment of the Sub-Adviser hereunder or which are required by the SEC or a state securities commission. Materials which have been previously approved or those that only refer to the Trust’s or the Adviser’s name or logo are not subject to such prior approval provided the Sub-Adviser shall ensure that such materials are consistent with those which were previously approved by the Adviser. The Sub-Adviser hereby grants the Adviser a royalty-free, non-exclusive, non-transferable (with no right to sublicense) limited license to display or otherwise use the name, trademark, service mark, logo, insignia or other identifying mark of the Sub-Adviser and/or its affiliate(s) (“Sub-Adviser Marks”) during the term of this Agreement solely as incorporated within communications and materials relating to or about the Fund(s). The Adviser shall use the Sub-Adviser Marks only in accordance with the Sub-Adviser’s guidelines and applicable law. The Adviser shall not use the Sub-Adviser Marks or disclose information related to the business of the Sub-Adviser or any of its affiliates in any prospectus, sales literature or other material relating to the Trust in any manner not approved prior thereto by the Sub-Adviser; provided, however, that the Sub-Adviser hereby approves of all uses of its name which merely refer in accurate terms to the appointment of the Sub-Adviser hereunder or which are required by the SEC or a state securities commission. Materials which have been previously approved in writing by the Sub-Adviser or those that only refer to the Sub-Adviser’s name or the Sub-Adviser Marks are not subject to such prior approval provided the Adviser shall ensure that such materials are consistent with those which were previously approved by the Sub-Adviser and no changes have been made to the Sub-Adviser Marks previously approved by the Sub-Adviser.

L. OTHER SUB-ADVISERS. With respect to any Fund, (i) the Sub-Adviser will not consult with any other adviser to that Fund (including, in the case of an offering of securities subject to Section 10(f) of the 1940 Act, any adviser that is a principal underwriter or an affiliated person of a principal underwriter of such offering) concerning transactions for that Fund in securities or other assets other than for purposes of complying with the conditions of paragraphs (a) and (b) of Rule 12d3-1 under the 1940 Act; and (ii) the Sub-Adviser will provide advice and otherwise perform services hereunder exclusively with respect to the Allocated Assets of that Fund.

M. FUND HOLDINGS. The Sub-Adviser will not disclose, in any manner whatsoever, any list of securities held by each Fund, except in accordance with that Fund’s portfolio holdings disclosure policy.

N. CUSTODY OF ASSETS. The Sub-Adviser shall have no responsibility with respect to maintaining custody of the Funds’ assets. The Sub-Adviser shall from time to time provide Custodian and the Adviser with evidence of authority of its personnel who are authorized to give instructions to Custodian. Title to all investments shall be held in the name of the Funds, provided that investments shall be held in the name of the Funds, provided that for convenience in buying, selling and exchanging securities (stocks, bonds, commercial paper, ect.), title to such securities may be held in the name of the Trust’s custodian bank. The Sub-Adviser shall not act as a custodian for the assets held in the Funds or have the assets registered in its own name or the name of its nominee, the Sub-Adviser shall not in any manner acquire or become possessed of any income, whether in kind or cash proceeds, distributable by reason of selling, holding or controlling such assets of the Funds. In accordance with the preceding sentence, the Sub-Adviser shall have no responsibilities with respect to the collection of income, physical acquisition or the safekeeping of the Fund’s assets; such shall be the obligation of the Custodian.

In the event the Adviser or Custodian engages in securities lending activities, the Sub-Adviser will not be a party to or aware of such lending activities. It is understood that the Sub-Adviser shall not be responsible for settlement delay or failure or any related costs or loss due to such activities.

The Fund and/or the Adviser, as applicable, will execute custodial and other agreements as may be necessary to open an account with futures clearing brokers and, if necessary, International Swaps and Derivatives Association, Inc. (“ISDA”) agreements with an over-the-counter foreign currency forward prime broker.

O. PAY-TO-PLAY. The Adviser represents that Shares of the Funds are currently offered as underlying investments of asset allocation portfolios (collectively, “Current Investors”). The Adviser agrees that should the Fund be offered in the future to investors other than the Current Investors, the Adviser shall provide the Sub-Adviser, in a manner and with such frequency as is mutually agreed upon by the parties, with a list of (i) each “government entity” (as defined by Rule 206(4)-5 under the Investment Advisers Act of 1940, as amended (“Advisers Act”)), invested in the Funds where the account of such government entity can reasonably be identified as being held in the name of or for the benefit of such government entity on the records of the Funds; and (ii) each government entity that sponsors or establishes a 529 Plan and has selected the Funds as an option to be offered by such 529 Plan and the government entity (or 529 Plan) can reasonably be identified as being an investor the Funds.

3. COMPENSATION OF SUB-ADVISER. The Adviser will pay the Sub-Adviser, with respect to each Fund on Schedule A attached hereto, the compensation specified in Schedule A. Such fees will be computed daily and paid monthly, calculated at an annual rate based on the Allocated Assets’ average daily net assets as determined by the Trust’s accounting agent. The Adviser will use its best efforts to cause the monthly payment to be made to the Sub-Adviser approximately on or about the same date upon which the Trust pays the Adviser its advisory fee, which the parties generally expect to occur between the seventh and tenth day following the end of the prior month. Compensation for any partial period shall be pro-rated based on the length of the period.

4. STANDARD OF CARE. The Sub-Adviser shall exercise its best judgment in rendering its services described in this Agreement. Except as may otherwise be required by the 1940 Act or the rules thereunder or other applicable law, the Sub-Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by each Fund or the Adviser in connection with the matters to which this Agreement relates, except a loss resulting from the Sub-Adviser’s willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder or from reckless disregard by it of its obligations and duties under this Agreement.

5. INDEMNIFICATION.

A. The Adviser agrees to indemnify and hold harmless the Sub-Adviser from and against any and all claims, losses, liabilities or damages (including reasonable attorneys’ fees and other related expenses) (“Losses”), howsoever arising, from or in connection with this Agreement or the performance by the Sub-Adviser of its duties hereunder; provided however that the Adviser will not indemnify the Sub-Adviser for Losses resulting from the Sub-Adviser’s willful misfeasance, bad faith or gross negligence in the performance of its duties or from the Sub-Adviser’s reckless disregard of its obligations and duties under this Agreement

B. The Sub-Adviser agrees to indemnify and hold harmless the Adviser from and against any and all Losses resulting from the Sub-Adviser’s willful misfeasance, bad faith, or gross negligence in the performance of, or from reckless disregard of, the Sub-Adviser’s obligations and duties under this Agreement; provided however that the Sub-Adviser will not indemnify the Adviser for Losses resulting from the Adviser’s willful misfeasance, bad faith or gross negligence in the performance of its duties or from the Adviser’s reckless disregard of its obligations and duties under this Agreement.

6. NON-EXCLUSIVITY. The services of the Sub-Adviser to the Adviser with respect to the Allocated Assets are not to be deemed to be exclusive, and the Sub-Adviser and its affiliates shall be free to render investment advisory or other services to others (including other investment companies) and to engage in other activities. It is understood and agreed that the directors, officers, and employees of the Sub-Adviser are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors, trustees, or employees of any other firm or corporation, including other investment companies. The Adviser acknowledges that the Sub-Adviser or its affiliates may give advice and take actions in the performance of its duties to clients which differ from the advice, or the timing and nature of actions taken, with respect to other clients’ accounts (including the Allocated Assets) or employee accounts which may invest in some of the same securities recommended to advisory clients. In addition, advice provided by the Sub-Adviser may differ from advice given by its affiliates.

7. USE OF SERVICES OF OTHERS. In rendering certain non-investment advisory services related to fulfilling requirements under this Agreement, the Sub-Adviser may, consistent with applicable law from time to time, employ, delegate, or associate with itself such affiliated or unaffiliated person or persons as it believes reasonably necessary to assist it in carrying out its obligations under this Agreement; provided, however, that any such delegation shall not involve any such person serving as an “adviser” to the Portfolio within the meaning of the 1940 Act. The Sub-Adviser shall remain liable to the Adviser for the performance of the Sub-Adviser’s obligations hereunder, to extent specified in the Standard of Care provision of this Agreement, and the Adviser shall not be responsible for any fees that any such person may charge to the Sub-Adviser for such services. The Sub-Adviser may also delegate any of its duties and obligations hereunder to any affiliated person, as such term is defined in the 1940 Act, that is eligible to serve as an investment adviser to an investment company registered under the 1940 Act on such terms and conditions as it deems necessary or appropriate, provided that (i) the Adviser and the Board consent to any such delegation and to the terms and conditions thereof, (ii) such delegation is pursuant to a written contract which receives prior approval by the Adviser and the Board, which may not be materially amended without prior written approval of the Adviser and the Board, and which provides for its automatic termination in the event this Sub-Advisory Agreement is terminated for any reason, and (iii) such delegation is permitted by and in conformity with the 1940 Act. The Sub-Adviser shall be liable to the Adviser and the Company for any loss or damage arising out of, in connection with, or related to the actions, or omissions to act, of any delegee utilized hereunder as if such delegee were a party hereto. The Sub-Adviser shall be solely responsible for compensating any delegee for services rendered, neither the Adviser nor the Company may be held responsible, or otherwise liable for, the payment of any amount due, or which may become due to any delegee.

8. MAINTENANCE OF INSURANCE. The Sub-Adviser will maintain insurance in the types and in an amount at least equal to that disclosed to the Board in connection with its approval of this Agreement and shall provide notice, as soon as reasonably practicable, to the Trust of any material changes in its insurance policies or insurance coverage. Furthermore, the Sub-Adviser shall, upon reasonable request, provide the Trust with any information it may reasonably require concerning the amount of or scope of such insurance.

9. CONFIDENTIALITY. Each party to this Agreement shall keep confidential any nonpublic information concerning the other party and will not use or disclose such information for any purpose other than the performance of its responsibilities and duties hereunder, unless the non-disclosing party has authorized such disclosure or if such disclosure is compelled by subpoena or is expressly required by applicable laws, rules and regulations or requested by applicable federal or state regulatory authorities. In the event disclosure is required or requested as set forth above, the disclosing party will, to the extent reasonably practicable to do so under the circumstances then prevailing, make reasonable efforts to obtain assurances that confidential treatment will be accorded to such disclosure. Nonpublic information shall not include information a party to this Agreement can clearly establish was (a) known to the party prior to this Agreement; (b) rightfully acquired by the party from third parties whom the party reasonably believes are not under an obligation of confidentiality to the other party to this Agreement; (c) placed in public domain without fault of the party or its affiliates; or (d) independently developed by the party without reference or reliance upon the nonpublic information.

10. TERM OF AGREEMENT. This Agreement shall become effective as of the date hereof and shall continue in effect for an initial period of two years from the date of execution. Thereafter, this Agreement shall continue automatically for successive annual periods, provided such continuance is specifically approved at least annually by (i) the Board or (ii) a vote of a “majority” (as defined in the 1940 Act) of each Fund’s outstanding voting securities, provided that in either event the continuance also is approved by a majority of the Board who are not “interested persons” (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person (or otherwise, as consistent with applicable laws, regulations and related guidance and relief) at a meeting called for the purpose of voting on such approval. This Agreement is terminable, without penalty, at any time, by the Adviser, by the Board, or by vote of holders of a majority of each Fund’s shares; or on 60 days’ written notice by the Sub-Adviser, and will terminate five business days after the Sub-Adviser receives written notice of the termination of the Advisory Agreement between the Trust and the Adviser. This Agreement also will terminate automatically in the event of its assignment (as defined in the 1940 Act).

11. REPRESENTATIONS OF SUB-ADVISER. The Sub-Adviser represents, warrants, and agrees as follows:

A. The Sub-Adviser: (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has met, and will continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory organization, necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify the Adviser of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise. The Sub-Adviser has provided the information about itself set forth in the Registration Statement and has reviewed the description of its operations, duties and responsibilities as set forth therein (the “Sub-Adviser Information”) and acknowledges that the Sub-Adviser Information is true and correct, contains no material misstatement of fact and does not omit any material fact necessary to make the statements therein not misleading. The Sub-Adviser further agrees to inform the Adviser and the Trust’s Administrator as soon as reasonably practical if the Sub-Adviser Information ceases to be true and correct, contains a material misstatement of fact or omits any material fact necessary to make the statements therein not misleading.

B. The Sub-Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and, if it has not already done so, will provide the Adviser and the Trust with a copy of such code of ethics. On at least an annual basis, the Sub-Adviser will comply with the reporting requirements of Rule 17j-1, which may include (i) certifying to the Adviser that the Sub-Adviser and its Access Persons have complied with the Sub-Adviser’s Code of Ethics with respect to the Allocated Assets and (ii) identifying any material violations which have occurred with respect to the Allocated Assets. In the event the Sub-Adviser has identified to the Adviser a material violation that has occurred with respect to the Allocated Assets, the Sub-Adviser agrees to as soon as reasonably practical provide to the Adviser such information as the Adviser may reasonably request in connection therewith.

C. The Sub-Adviser has adopted and implemented written policies and procedures, as required by Rule 206(4)-7 under the Advisers Act, which are reasonably designed to prevent violations of the Advisers Act by the Sub-Adviser, its employees, officers and agents. Upon reasonable request, the Sub-Adviser shall provide the Adviser with access to such policies and procedures, or summaries thereof, as they relate to the Allocated Assets. The Sub-Adviser will also provide, at the reasonable request of the Adviser, periodic certifications, in a form reasonably acceptable to the Adviser, attesting to such written policies and procedures.

D. The Sub-Adviser has provided the Adviser and the Trust with a copy of its registration under the Advisers Act on Form ADV as most recently filed with the SEC and hereafter will furnish a copy of its annual amendment to the Adviser. The Sub-Adviser agrees to maintain the completeness and accuracy of its registration on Form ADV in accordance with the Advisers Act. The Sub-Adviser acknowledges that it is an “investment adviser” to the Fund with respect to the Allocated Assets within the meaning of the 1940 Act and the Advisers Act.

E. The Sub-Adviser confirms that neither it nor its general partner is an affiliated person as defined in the 1940 Act of: (i) the Adviser; or (ii) Foreside, the distributor for the Trust;

12. PROVISION OF CERTAIN INFORMATION BY SUB-ADVISER. The Sub-Adviser will, as soon as reasonably practicable, notify the Adviser (1) in the event the SEC or other governmental authority has censured the Sub-Adviser; placed limitations upon its activities, functions or operations; suspended or revoked its registration, if any, as an investment adviser; or, to the best of the Sub-Adviser’s knowledge, has commenced proceedings or an investigation that may result in any of these actions or (2) upon having a reasonable basis for believing that each Fund has ceased to qualify or might not qualify as a regulated investment company under Subchapter M of the Code. As reasonably requested by the Trust on behalf of the Trust’s officers and in accordance with the scope of the Sub-Adviser’s obligations and responsibilities contained in this Agreement (i.e., with respect to the Allocated Assets and the Sub-Adviser’s provision of portfolio management services hereunder), the Sub-Adviser will provide reasonable assistance to the Trust in connection with the Trust’s compliance with the Sarbanes-Oxley Act and the rules and regulations promulgated by the SEC thereunder, and Rule 38a-1 of the 1940 Act. Specifically, the Sub-Adviser agrees to (i) certify periodically, upon the reasonable request of the Trust, that with respect to the Allocated Assets and the Sub-Adviser’s provision of portfolio management services hereunder, it is in compliance with all applicable “federal securities laws”, as required by Rule 38a-l under the 1940 Act, and Rule 206(4)-7 under the Advisers Act; (ii) upon request and reasonable prior notice, cooperate with third-party audits arranged by the Trust to evaluate the effectiveness of the Trust’s compliance controls; (iii) upon request and reasonable prior notice, provide the Trust’s chief compliance officer with direct access to its Chief Compliance Officer (or his/her designee); (iv) upon request, provide the Trust’s chief compliance officer with periodic reports and (v) as soon as reasonably practicable provide notice of any material compliance matters. The Sub-Adviser has in place and will observe procedures and controls that are reasonably designed to ensure the adequacy of the services provided to the Trust under this Agreement and the accuracy of the information prepared by it and which is included in the Trust’s periodic reports on Form N-CSR, and shall provide certifications to the Trust to be relied upon by the Trust’s Chief Executive Officer (Principal Executive Officer) and Treasurer/Chief Financial Officer (Principal Financial Officer) in certifying the Trust’s periodic reports on Form N-CSR, in a form reasonably satisfactory to the Trust.

12. PROVISION OF CERTAIN INFORMATION BY THE ADVISER. The Adviser will promptly notify the Sub-Adviser (1) in the event that the SEC has censured the Adviser or the Trust; placed limitations upon either of their activities, functions, or operations; suspended or revoked the Adviser’s registration as an investment adviser; or, to the knowledge of the Adviser, has commenced proceedings or an investigation that may result in any of these actions and (2) upon having a reasonable basis for believing that each Fund has ceased to qualify or might not qualify as a regulated investment company under Subchapter M of the Code.

13. AMENDMENT OF AGREEMENT. No provision of this Agreement may be changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by both parties.

14. LIMITATION OF LIABILITY. The Adviser and the Sub-Adviser agree that the obligations of the Trust under this Agreement shall not be binding upon any of the Board members, shareholders, nominees, officers, employees or agents; whether past, present or future, of the Trust individually, but are binding only upon the assets and property of each Fund, as provided in the Declaration of Trust. The execution and delivery of this Agreement have been duly authorized by the Adviser and the Sub-Adviser, and signed by an authorized officer of each acting as such.

15. MISCELLANEOUS.

A. GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof, and with the 1940 Act. To the extent that the applicable laws of the State of Delaware conflict with the applicable provisions of the 1940 Act, the latter shall control.

B. CHANGE IN CONTROL. The Sub-Adviser will notify the Adviser of any change of control of the Sub-Adviser, as such term is defined in the Advisers Act. The Sub-Adviser will notify the Adviser of any change in controlling shareholders or key personnel of the Sub-Adviser within a reasonable time after any such change. Delivery of the Sub-Adviser’s Disclosure Statement consisting of Part 2A of the Sub-Adviser’s Form ADV shall be deemed to satisfy this notification requirement. In addition, the Sub-Adviser will notify the Adviser of any changes in the portfolio manager(s) of the Allocated Assets or the Sub-Adviser’s Principal Executive Officer, Principal Financial Officer or Chief Compliance Officer as soon as practicable after any such change.

C. CAPTIONS. The captions contained in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

D. ENTIRE AGREEMENT. This Agreement represents the entire agreement and understanding of the parties hereto and shall supersede any prior agreements between the parties relating to the subject matter hereof.

E. DEFINITIONS. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, releases or orders of the SEC validly issued pursuant to the 1940 Act. As used in this Agreement, the terms “majority of the outstanding voting securities,” “affiliated person,” “interested person,” “assignment,” “broker,” “investment adviser,” “net assets,” “sale,” “sell,” and “security” shall have the same meaning as such terms have in the 1940 Act, subject to such exemptions as may be granted by the SEC by any rule, release or order. Where the effect of a requirement of the federal securities laws reflected in any provision of this Agreement is made less restrictive by a rule, release, or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, release, or order.

F. NOTICES. Any notice herein required is to be in writing and is deemed to have been given to the Sub-Adviser or the Adviser upon receipt of the same at their respective addresses set forth below. All written notices required or permitted to be given under this Agreement will be delivered by personal service, by postage mail return receipt requested by e-mail or by facsimile machine or similar means of delivery that provide evidence of receipt.

All notices to the Adviser shall be sent to:

Brinker Capital Investments, LLC

1055 Westlakes Drive

Berwyn, PA 19312

Fax: (610) 407-5407

Attention: Jason B. Moore

All notices to the Sub-Adviser shall be sent to:

T. Rowe Price Associates, Inc.

Attention: Legal Subadvised

4515 Painters Mill Road

Owings Mills, MD 21117-4903

Fax: 410-345-6575

E-Mail: Legal_Subadvised@troweprice.com

G. DELIVERY OF FORM ADV. The Adviser acknowledges receipt of the Sub-Adviser’s Form ADV more than 48 hours prior to the execution of this Agreement.

If the terms and conditions described above are in accordance with your understanding, kindly indicate your acceptance of this Agreement by signing and returning to us the enclosed copy of this Agreement.

THE ADVISER:

BRINKER CAPITAL INVESTMENTS

By:	/s/ Jason B. Moore
Name:	Jason B. Moore
Title:	Chief Solutions Officer

THE SUB-ADVISER:

T. ROWE PRICE ASSOCIATES, INC.

By:	/s/ Terence Baptiste
Name:	Terence Baptiste
Title:	Vice President

Schedule A

Fund:	Investment Strategy:	Fee (annual rate based on average daily net assets):
Destinations Large Cap Equity Fund (GSF Sleeve)	Growth Stock	[Redacted]
Destinations International Equity Fund (ISF Sleeve)	International Stock	[Redacted]

Schedule A